Exhibit 99.2

Rennova Health, Inc. (RNVA) Interview

CEO Seamus Lagan on Uptick Newswire – February 2023

Speakers: Everett Jolly and Seamus Lagan

Jolly: On today’s show I’m bringing back a returning guest - the last time he was on my show was back in December of last year. I’m talking about no other than Rennova Health, Inc., they trade on the Pink Sheets under the ticker symbol ‘RNVA’. With us today is the CEO, who is going to bring us up-to-speed, Mr. Seamus Lagan. Seamus, welcome back to the show.

Lagan: Everett, thank you for having me back.

Jolly: You know, the last time you were on the show we talked about the last couple of quarters showing the improvement that you had and that you predicted for the year, and it came to fruition. That being said, what are your thoughts on the 2022 audited financial statements, and I know they will be out soon here, they are due. Could you give us an idea of what they’re going to tell us?

Lagan: Everett, we are looking forward to getting the full year financial statements out. They will be out on time and they will confirm a continued increase in services provided and further improved revenues and profitability for the fourth quarter. As you said, in keeping with our message throughout last year. They are going to show a very significant improvement across the board from previous years. Hospital operations continue to be profitable on a monthly basis and we have continued to clean up a lot of old debts and litigation items on our balance sheet. We have been consistent on our message in the past year and firmly believe these financial statements will confirm those achievements.

Jolly: The last time you were on the show we talked about Myrtle Recovery Centers. Where are we with that new behavioral health division? When do you anticipate opening, one, and, two, what is your strategy for the division for the next three to four quarters?

Lagan: That division is progressing really well and in the anticipation of opening we have recently launched the website at MyrtleRecoveryCenters.com Relevant license applications have been submitted to facilitate the division of medically supervised withdrawal, residential recovery, and OBOT services. We expect to have these licenses granted to us fairly quickly. All building and decorating works, including furnishings, will be complete within the next few weeks, meaning the facility will be ready to receive patients by the end of March. The hiring process is already underway for multiple positions and if everything goes to plan here, Everett, and currently there is no reason why it won’t, we should have this first facility open and operating in the second quarter here.

Jolly: What else do you have going on with some of the other hospitals? I know that one is doing really well. I was thinking of the second hospital that you’re getting ready, hopefully, to open again? What are your thoughts on that and where are we at in that process?

Lagan: We continue to consider our best options for the closed Jamestown facility. Our immediate priority is to ensure we have continued consistency with our current operations and make every effort to open this first behavioral health facility in the second quarter as we’ve planned. We will then look at the closed facility and hopefully initiate plans to utilize part of the property as a second behavioral health facility and consider reopening a hospital operation similar in size to our Big South Fork location as a starting point. We certainly hope there will be some acquisition opportunity before the year is out, Everett. We are very open to an acquisition strategy to expedite growth again.

Jolly: You know what really blows my mind about your company is that your market cap is under $3 million, your run rate I think is going to be more than that for Rennova with the first hospital. Do you have any thoughts on that?

Lagan: That is a hard one. Public markets are what they are. We have hurdles out there and challenges that we still have to overcome. Our shareholders have waited a long time to see this recovery Everett, but I firmly believe we can maintain the current rate of improvement and create some renewed opportunity for our shareholders and investors throughout this coming year. We are looking forward to that.

Jolly: You have been listening to Seamus Lagan. He is the CEO of Rennova Health. This is my thought, and I am entitled to my personal thoughts. I think we are at the beginning of a yield curve line here on a hockey stick and I believe that 2023 is going to be the year for Rennova Health. Everybody should do their own due diligence but myself, at triple zero one, I don’t think you can get hurt too badly here. Seamus, I am going to give you the last word. What is that you want my listeners and your shareholders to take away from this interview?

Lagan: I think you described us pretty well. I think we have demonstrated what we’ve been promising. We’ve got a recovery well underway and hopefully we can continue to deliver.

Jolly: I want to thank you for coming on the show. Hopefully, you will come back in 30 to40 days and give us an update.

Lagan: Thanks, Everett.